EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 18, 2004, except for Note 22 as to which the date is February 27, 2004, relating to the financial statements, which appears in the Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

April 28, 2004